CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the YieldQuest Funds Trust and to the use of our report dated December 27, 2007 on the financial statements and financial highlights of YieldQuest Core Equity Fund, YieldQuest Total Return Bond Fund, YieldQuest Tax-Exempt Bond Fund, YieldQuest Flexible Income Fund, YieldQuest Low Duration Bond Fund, and YieldQuest Low Duration Tax-Exempt Bond Fund, each a series of YieldQuest Funds Trust. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.

                                                    /s/ TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
FEBRUARY 21, 2008